Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-229210) of our report dated February 28, 2019 relating to the statements of financial condition of United States Commodity Funds LLC as of December 31, 2018 and 2017 which appears in this Current Report on Form 8-K of United States Oil Fund, LP.

/s/ BPM LLP

San Francisco, California

March 29, 2019